Exhibit 99.1

For Immediate Release

STARWOOD PROPERTY TRUST, INC.

ANNOUNCES THIRD QUARTER 2010 RESULTS

- Achieves $0.56 of Diluted Core Earnings per Share -

- Declares $0.40 Dividend for Fourth Quarter -

Greenwich, CT (November 9, 2010)  Starwood Property Trust (NYSE: STWD) (the “Company”), a commercial real estate finance company that is structured as a real estate investment trust, today announced operating results for the third quarter 2010.

The Company’s Core Earnings(1), a Non-GAAP financial measure, were $27.0 million or $0.56 per share for the quarter ended September 30, 2010.  Net Income attributable to the Company for the same period was $22.7 million or $0.47 per common share. Results included a gain of $9.3 million, or $0.19 per common diluted share, related to the Company’s participation in a commercial mortgage securitization. Net interest margin in the third quarter generated from investments was approximately $22.8 million, up from $18 million in the second quarter of 2010.

“We’re pleased with our continued progress and the quality of our investment portfolio. In a world with little yield, we believe we are providing our shareholders with a diverse and safe investment portfolio generating attractive risk adjusted yields with loan balances on average less than 65% of the value of the underlying collateral value,” said Barry Sternlicht, Chairman and CEO.  “This quarter, we also accomplished three milestone events.  First, our external manager hired an experienced 10 person originations team led by Boyd Fellows, Stew Ward, Chris Tokarski and Warren DeHaan in the capacity of President, Chief Financial Officer, Chief Credit Officer and Chief Originations Officer, respectively.   Boyd has also joined

(1)  Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to the Manager and is an appropriate supplemental disclosure for a mortgage REIT. For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that we foreclose on any properties underlying our target assets), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by the Manager and approved by a majority of the Company’s independent directors.

the Company’s Board of Directors.  We are setting the stage for our second chapter in which we will  build a robust originations platform in our quest to become a multi-faceted commercial finance company.  Second, the current pipeline of opportunities originated by Starwood Capital Group’s team, the largest in our history, exceeds $1 billion.   Third, we’re particularly pleased to continue our track record of increasing our dividend each quarter, announcing a $0.40 dividend for the quarter and reaching $1.60 annualized dividend or the 8% targeted yield which we communicated to our investors at the time of our initial public offering in August 2009. This dividend is fully funded from our earnings.”

Investment Portfolio

As of September 30, 2010, the Company’s total investments were $1.25 billion.  The Company completed approximately $272 million of new investments subsequent to June 30, 2010, $203 million of these new investments were closed in the third quarter and $69 million were closed subsequent to the end of the third quarter. These included the following transactions, certain of which have been previously disclosed by the Company:

•                  a $68.6 million subordinated first mortgage loan with a face value of $85 million, secured by a regional mall located in suburban Columbus, Ohio which has an expected unlevered return of 12%.

•                  an incremental investment of $37.8 million on a participation in the B-note with a face value of $46.0 million which is secured by four resorts in the United Kingdom and has an expected unlevered return of 13%.

•                  a $13.5 million of mezzanine debt on a New York limited service hotel expected to generate an 14% unlevered return.

•                  a $9.9 million participation in subordinated note with a face value of $11.7 million, secured by a class A office building located in midtown Manhattan expected to generate an 11% unlevered return.

•                  a $15.3 million first mortgage loan secured by a lifestyle shopping center located in New Jersey expected to generate an 8% unlevered return.

•                  In addition, the Company acquired $52 million in mortgage backed securities and REIT bonds.  The Company’s RMBS investments are used as an alternative to its available cash while the Company identifies appropriate investments.

As anticipated, principal repayments of $115 million were received during the third quarter.

Subsequent to the end of the third quarter, the Company completed two additional investments totaling $69 million. These investments included:

•                  a $42 million subordinated first mortgage loan secured by four retail centers located in Pennsylvania and Ohio expected to generate a 16% levered return.

•                  a $27 million first mortgage loan secured by a limited service hotel located in New York City expected to generate a 9% unlevered return.

As of September 30, 2010, the Company’s portfolio of target investments, net of leverage, was $645 million which is generating in excess of a 12.5% levered return. (see note (2) below)  The Company’s current levered portfolio of target investments of $694 million is generating in excess of a 12.8% return.  The Company believes that it can enhance these returns by obtaining leverage on certain of its unlevered investments.  The table summarizing the Company’s investment portfolio follows:

Starwood Property Trust, Inc. Investments as of September 30, 2010

($ amounts in thousands)

						Net	Expected
Investment	Property Type	Face Amount	Carry Value	% Owned	Financing (1)	Investment	Return (2)
Loans, first mortgages
Levered	Assorted	$431,450	$432,040		$262,076	$169,964	12.6%
Unlevered	Assorted	80,454	66,375		—	66,375	11.5%
		511,904	498,415	100%	262,076	236,339	12.3%
Loans, subordinated debt
Levered	Assorted	111,089	112,392		73,655	38,737	10.7%
Unlevered	Assorted	329,883	265,080		—	265,080	12.7%
		440,972	377,472	100%	73,655	303,817	12.4%
CMBS - AFS	Assorted	275,362	276,470	81%*	171,305	105,165	13.2%

Total Target Portfolio		1,228,238	1,152,357		507,036	645,321	12.5%

RMBS - AFS	Assorted	90,774	78,804	100%	—	78,804
Other Investments	Assorted	15,029	15,715	100%	—	15,715
		$1,334,041	$1,246,876		$507,036	$739,840

* Relects one joint venture in which the Company has a 75% ownership interest

(1) Current financings are secured, fixed rate borrowings (or swapped to fixed rate) as further disclosed in the Company’s filings.

(2) Returns are the annualized effective rate of return earned over the life of the investment (i.e. IRR) determined after the effects of existing leverage, and calculated on a weighted average basis.  The levered return includes the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s filings. The levered return for the target investments held at September 30, 2010 is presented solely for informational purposes and will not equal income recognized in prior or future periods.

Financing Activities

In August 2010, the Company participated in a commercial mortgage securitization which generated non-recourse match funded financing for the Company.  It contributed the five senior loans, or A notes (the “Securitized Loans”), with a book value of approximately $80 million to the securitization and received approximately $92 million in proceeds, while retaining $94 million of junior interests.  Each of the five Securitized Loans was either originated or acquired by the Company as part of a first mortgage loan.  In connection with the securitization, two of the first mortgage loans were each split by the Company into an A note and a B note and the Company recorded a secured financing liability for $54 million with an effective interest cost of approximately 3.5% since the contribution of these Securitized Loans was not recognized as a sale pursuant to GAAP.  The remaining three first mortgage loans had been previously acquired by the Company at a discount and prior to the acquisition had each been split into A notes, B notes and C notes.  The contribution of these three Securitized Loans qualified for sales accounting treatment pursuant to GAAP, resulting in a gain of $9.3 million, or $0.19 per diluted share, which is included in realized gain on the sale of investments in the Company’s consolidated statement of operations for the quarter ended September 30, 2010.

On August 6, 2010, the Company closed a $350 million secured, partial recourse financing facility with Wells Fargo Bank, National Association (the “Financing Facility”).  The Financing Facility matures in August 2013 but is extendible by the Company for two additional one year periods through August 2015.  At the end of the quarter, there was $5 million drawn on the Financing Facility. For additional information on the Financing Facility, please refer to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 12, 2010.

In addition, the Company is currently in discussions to implement additional financing facilities in the near term.

Liquidity

As of September 30, 2010, the Company had approximately $217 million of cash and over $185 million of net equity invested in mortgage backed securities and other investments that are classified as available for sale.

Dividend

As previously announced for the quarter ended September 30, 2010, the Company declared a dividend of $0.33 per share which was paid on October 15, 2010 to shareholders of record on September 30, 2010.

On November 9, 2010, the Company declared a dividend of $0.40 per share for the quarter ending December 31, 2010, payable on January 17, 2011 to common shareholders of record as of December 31, 2010.

Book Value and Fair Value

The Company’s GAAP book value per share at September 30, 2010 was $19.09.  On a fully diluted basis, the Company’s GAAP book value at September 30, 2010 was $18.81 per share.  The fair value of the Company’s financial assets at September 30, 2010 was approximately $33 million in excess of the carrying value of the Company’s investment portfolio as of the same date which represents a premium of $0.69 per share over the Company’s GAAP book value as September 30, 2010, or $19.78 per share.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Wednesday, November 10, 2010 at 10:00 a.m. Eastern Time to discuss third quarter 2010 results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  877-407-0784

International: 201-689-8560

Conference ID:  358460

Conference Call Playback through November 24, 2010:

Domestic:  877-870-5176

International:  858-384-5517

Conference ID: 358460

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. is a commercial real estate finance company that focuses primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate-related debt investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc.

Contact: Investor Relations

Phone: 203-422-8100

Email: investorrelations@stwdreit.com

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

(Unaudited, amounts in thousands, except share and per share data)

	For the Three-Month Periods	For the Nine-Month Periods
	Ended September 30, 2010	Ended September 30, 2010
Net interest margin:
Interest income from mortgage-backed securities	$6,348	$15,382
Interest income from loans	21,451	47,777
Interest expense	(4,977)	(9,961)
Net interest margin	22,822	53,198
Expenses:
Management fees (including $1,749 and $4,617 of non-cash stock-based compensation, respectively)	6,860	16,622
General and administrative (including $30 and $68 of non-cash stock-based compensation, respectively)	1,775	5,219
Total expenses	8,635	21,841
Income before other income (expense) and taxes	14,187	31,357
Interest income from cash balances	233	1,073
Other income	42	42
Realized gain on sale of investments	10,016	10,014
Realized foreign currency gain	17	17
Realized loss on derivatives	(24)	(24)
Unrealized loss on currency hedges	(5,326)	(9,020)
Unrealized foreign currency remeasurement gain	4,306	7,702
Income before taxes	23,451	41,161
Income tax provision	168	208
Net Income	23,283	40,953
Net income attributable to non-controlling interests	600	1,480
Net income attributable to Starwood Property Trust, Inc.	$22,683	$39,473
Net income per share of common stock:
Basic	$0.47	$0.83
Diluted	$0.47	$0.81
Weighted average number of shares of common stock outstanding:
Basic	47,837,616	47,750,058
Diluted	48,626,550	48,626,550
Distributions declared per common share	$0.33	$0.80

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com.

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to the Manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that we foreclose on any properties underlying our target i), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by the Manager and approved by a majority of the Company’s independent directors.

Reconciliation of Net Income to CORE Earnings

Amounts in Thousands Except Per Share Data

	3rd Quarter	2nd Quarter	1st Quarter
	2010	2010	2010
Net income attributable to Starwood Property Trust, Inc.	$22,683	$10,849	$5,941
Add back for non-cash stock-based compensation	1,779	1,346	1,560
Add back for net unrealized foreign currency loss	1,020	298	—
Add back for Incentive Fee	1,556	—	—
Core Earnings	$27,038	$12,493	$7,501
Fully diluted per share	$0.56	$0.26	$0.15